UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 11, 2010

SINOBIOPHARMA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-144910	26-3002371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

8 Zhong Tian Road Nantong City, Jiangsu Province, China 226009
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  011 - (86) 51-385328336

 Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On January 15, 2010, Sinobiopharma, Inc. (the “Company”) entered into a Subscription Agreement with certain accredited investors (collectively, the “Buyers”) to sell to the Buyers an aggregate of 15,000,000 shares of common stock, par value $0.0001 of the Company, for an aggregate purchase price of $1,500,000.

Item 3.02.                      Unregistered Sales of Equity Securities.

On January 15, 2010, the Company issued an aggregate of 15,000,000 shares to the Buyers in the private placement disclosed in Item 1.01 above.

On January 11, 2010, the Company converted certain outstanding debt owed to its chief executive and financial officers into an aggregate of 5,067,608 shares of common stock of the Company.   The Company’s chief executive officer, Lequn Huang, was issued 4,234,275 shares of common stock for the outstanding $508,113 in loans owed to Mr. Huang, while the Company’s chief financial officer, Xinjie Mu, was issued 833,333 shares of common stock for the outstanding $100,000 in loans due to Mr. Mu.   Both conversions of debt to equity were converted at a price of $0.12 per share. The Company has no obligation to register the shares issued in this transaction.

The issuances of the common stock to the Buyers, Mr. Huang and Mr. Mu were exempt from registration under Section 4(2) of the Securities Act based upon our compliance with Regulation S as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”).  Each of the Buyers, Mr. Huang and Mr. Mu acquired the Company’s common stock for investment purposes for his own respective accounts and not as a nominee or agent, and not with a view to the resale or distribution thereof, with the understanding that the common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. Transfers of such shares were restricted by the Company in accordance with the requirements of the Securities Act.   Each of the Buyers, Mr. Huang and Mr. Mu was provided with access to our Securities and Exchange Commission filings.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits

10.1 Form of Subscription Agreement dated January 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2010

SINOBIOPHARMA, INC.

By: /s/ Lequn Huang
Lequn Huang
Chief Executive Officer